Exhibit 10.4

IMARA Inc.

116 Huntington Avenue, 6th Floor

Boston, MA 02116 USA

Info@Imaratx.com

+1 617 202-2020

www.imaratx.com

May 5, 2022

Michael P. Gray

Dear Mike,

You are a key member of the senior management team of Imara Inc. (the “Company”).  As a result, subject to the terms and conditions of this letter agreement, you will be eligible for the following retention benefits should you remain employed by the Company through the specified milestones set forth herein.

1.	Cash Retention. You will be eligible to receive cash retention payments totaling up to $174,756 (the “Potential Retention Amount”), to be payable, if at all, as follows:

•50% of the Potential Retention Amount ($87,378) will be payable if you remain employed by the Company through execution of an agreement providing for the merger or consolidation of the Company (or a wholly owned subsidiary of the Company) with a non-affiliate third-party (the “Merger Transaction”); and

•50% of the Potential Retention Amount ($87,378) will be payable if you remain employed by the Company on the date of the closing of the Merger Transaction.

The Company will pay any portion of the Potential Retention Amount that becomes payable, less all applicable taxes and withholdings, as a lump sum payment on the first regularly scheduled payroll date following the date on which such portion of the Potential Retention Amount becomes payable.  If you cease to be employed by the Company for any reason prior to the date on which any portion of the Potential Retention Amount becomes payable, then you will not be eligible to receive such portion(s) of the Potential Retention Amount.

2.

Modification to Options.  In addition, if you remain employed by the Company on the date of the closing of the Merger Transaction, then each stock option agreement between you and the Company that (i) is outstanding on the date hereof and (ii) provides for stock options to purchase shares of Common Stock of the Company at a purchase price of less than $5.00 per share (each an “Applicable Stock Option”), shall be modified to provide that the period during which you may exercise the vested portion of each such Applicable Stock Option shall be extended until the date that is the earlier of (a) eighteen months following your cessation of employment from the Company and (b) the final exercise date for each such Applicable Stock Option.  A schedule of the Applicable Stock Options is set forth on Exhibit A.

3.

Prior Agreements. This letter agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties with regard to such subject matter.  Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein supersedes that certain (i) letter agreement, dated September 23, 2019, as amended November 5, 2021 between you and the Company and governing the terms of your employment or (ii) Employee Confidentiality, Assignment and Noncompetition Agreement signed by you on March 26, 2019.  Additionally, except as provided in Section 2 herein, each stock option agreement or restricted stock unit agreement with respect to outstanding awards made under the Employer’s 2016 Stock Incentive Plan or 2020 Equity Incentive Plan remains in full force and effect in accordance with its terms.

4.

Amendment.  No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an authorized officer of the Company designated by the Board of Directors of the Company (other than you).  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time

5.

Counterparts.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this letter agreement delivered by facsimile transmission (with transmission confirmed) or in .pdf format via e-mail shall be as effective as an original executed signature page.

Please accept all of the terms as set forth herein by signing and returning this letter agreement.

Sincerely,

IMARA INC.

By:	/s/ Rahul D. Ballal, Ph.D.
Name:	Rahul D. Ballal, Ph.D.
Title:	President and CEO

AGREED:

By:	/s/ Michael P. Gray
Name:	Michael P. Gray

Exhibit A

Applicable Stock Options

Grant Date	Plan/Type	Granted Shares	Exercise Price
05/16/2019	2016/ISO	81,300	$4.92
05/16/2019	2016/NQ	143,009	$4.92
05/16/2019	2016/NQ	35,676	$4.92
05/16/2019	2016/ISO	2,379	$4.92
01/28/2022	2020/NQ	27,049	$1.38
01/28/2022	2020/ISO	12,301	$1.38

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